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May 13, 1998

Dear Shareholder:

  Pending shareholder approval of the proxy statement that you will receive in the next week, the Prudential Multi-Sector Fund, Inc. will close on June 26, 1998. All assets of the Fund will be acquired by the Prudential Jennison Growth Fund and you will receive Prudential Jennison Growth Fund shares equivalent in value to your Fund shares. We encourage you to read your prospectus and forthcoming proxy statement for a complete discussion of this proposed reorganization.

  Beginning this month, we will automatically allocate your monthly investment to the Jennison Growth Fund. If you would rather allocate your investment to another Prudential Fund, or want to discuss your options, please call us at
(800) 225-1852 before Friday, June 19, 1998.

Reasons for the reorganization
The Board of the Multi-Sector Fund has determined that this reorganization is in the best interest of the Fund's shareholders for the following reasons:

The Jennison Growth Fund has outperformed the Multi-Sector Fund. While past performance does not guarantee future results, the performance of the Jennison Growth Fund has been stronger than that of the Multi-Sector Fund (the table on page 4 of your proxy statement will contain certain performance information for your reference).

Lower expense ratios for Jennison Growth Fund shares. Shares of the Jennison Growth Fund had lower expense ratios than those of the Multi-Sector Fund in the fiscal year ending April 30, 1997. Although we cannot give blanket assurances, if shareholders of the Multi-Sector Fund approve the merger, it is likely that as Jennison Growth Fund shareholders they will be subject to lower expense ratios.

The Funds have the same principal objective and share similar investment policies. The Funds have identical investment objectives: long-term growth of capital. The Multi-Sector Fund has a secondary objective of current income.
As of March 13, 1998, more than 90% of the Multi-Sector Fund's investments conformed to the investment policies of the Jennison Growth Fund.

The Funds have many of the same service providers. Prudential Investments Fund Management serves as the manager of each Fund and Prudential Securities Incorporated serves as their distributor. Prudential Mutual Fund Services LLC is their transfer agent and dividend disbursing agent, and State Street Bank and Trust Company is custodian for each of the Funds. The same individuals serve on the Board of Directors of each Fund. David Poiesz, a Vice President of The Prudential Investment Corporation and a Director and Senior Vice President of Jennison Associates LLC, is the Portfolio Manager of both Funds.

We believe these are compelling reasons for the reorganization. If you have any questions about this merger, or about your monthly investment, please call us at (800) 225-1852.

Sincerely,

Brian M. Storms
President, Prudential Mutual Funds

PIMV 0598-3423